Exhibit 11.1


                      COMPETITIVE TECHNOLOGIES, INC.
               Schedule of Computation of Earnings Per Share
                                (Unaudited)


                                                    Quarter
                                                ended October 31,
                                                1999        1998


Net loss applicable to common stock         $ (141,066) $ (315,448)


Common and common equivalent shares -
    diluted:
  Basic weighted average common shares
    outstanding                              6,002,640   5,990,979
  Adjustments for assumed exercise of
    stock options                               30,261*      1,012*
  Adjustments for assumed exercise of
    stock warrants                                  --*         --*
  Weighted average number of common and
    common equivalent shares outstanding     6,032,901   5,991,991

Net loss per share of common stock:
    Basic and diluted                       $    (0.02) $    (0.05)

* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.